Exhibit 99.1

Celsion Announces the Appointment of Sean Moran as Chief Financial Officer

Columbia, MD – November 24, 2008:  Celsion Corporation (NASDAQ: CLSN), a biotechnology drug development company that is leveraging its Heat Sensitive Liposomal Technology platform to encapsulate and deliver high concentrations of proven chemotherapeutics, today announced the appointment of Sean Moran as Sr. Vice President and Chief Financial Officer.

“I am delighted that Sean is joining Celsion’s management team,” said Celsion’s President and Chief Executive Officer Michael Tardugno. “He brings a tremendous amount of financial expertise and industry experience from his prior roles as Chief Financial Officer with life science and drug development companies. In addition to managing the company’s financial affairs, Sean will play a critical role in developing and executing our business strategies.”

Tardugno continued, “Celsion now has a deep leadership team of industry and functional experts with substantial experience building and operating successful businesses. This appointment positions the Company well to achieve our strategic objectives.”

Mr. Moran brings more than 25 years of experience in financial management, and 15 years as a Chief Financial Officer, to Celsion. Previously, Mr. Moran served as CFO for Anika Therapeutics, Sontra Medical, Transport Pharmaceuticals and SatCon Technology Corporation. Mr. Moran has extensive experience in corporate finance, mergers and acquisitions, investor and Wall Street relations, and SEC reporting. Mr. Moran is also a CPA and earned a B.S. in Accounting and a MBA from Babson College.

Mr. Moran’s appointment will be effective December 8, 2008. He succeeds Paul Susie, who left the company to pursue other opportunities.

Tardugno concluded, “We wish Paul the very best in his future endeavors and appreciate his contributions to the company, including his dedication and professionalism.”

About Celsion

Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems. Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, North Shore Hospital-Albert Einstein Medical School.

For more information on Celsion, visit: http://www.celsion.com.

Investor contact:

Geoff Grande

FD

Tel: +1 617 747 1721

Email: geoff.grande@fd.com

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